Exhibit 99.2

U.S. Gold Corp. Drills 244 m (800 ft) of Continuous Mineralization, Including 78.3 Meters (257 ft) of 5.708 g/t AuEq from Surface for its Fourth Metallurgical Hole at the CK Gold Project in Wyoming

- Earlier test hole CK20-04cA, which was lost at 29.6m (97 ft) and averages 29.2 meters of 5.075 g/t AuEq, shows similar grades and mineralization thicknesses as CK20-04cB.

- 04cB also includes an interval of 104 meters (342 ft) of 1.41 g/t AuEq below the higher-grade intercept.

-Drill hole location was to obtain metallurgical sample for process optimization from the center of the deposit as outlined by historical drilling, 380 ft east from CK20-01c, released December 16, 2020.

ELKO, Nevada, December 29, 2020 – U.S. Gold Corp. (NASDAQ: USAU) (the “Company”), a gold exploration and development company, is pleased to announce additional results of the recent twenty-nine hole drilling program for its CK Gold Project, an advanced stage gold and copper exploration and development project located just outside of Cheyenne, Wyoming.

George Bee, President and CEO of U.S. Gold Corp. commented, “We believe that hole CK20-04cB results returned an outstanding intercept of higher-grade gold and copper mineralization from the core of the CK Gold deposit. Perceptions in the past have been that CK Gold is just a low-grade deposit but our drilling to date verifies a higher-grade component, with attractive grades at the core of the deposit. As detailed in our previous releases, this is some of the first material that would be mined in any potential future mining operation and could lead to a quicker payback period after mine construction, should a positive PFS and FS be produced for the project. Metallurgical work is currently in progress on a composite created from holes CK20-04cA and 04cB at KCA of Reno, Nevada.”

CK Gold Project 2020 drilling results summary table:

https://www.usgoldcorp.gold/properties/ck-gold-project/2020-drilling/hole-4-ck-2020-drill-hole-intercepts-table

Assumptions: Grades quoted represent contained metal as assayed. The calculation of equivalent gold grade assumes the spot prices for gold, silver and copper as quoted at Kitco.com on December 10, 2020 and does not account for metallurgical recoveries. Future press releases will utilize these same metal prices for all gold-equivalent value calculations.

3D Visualization

A VRIFY 3D model of the CK Gold Project including the drill results announced today is available through the following link:

https://vrify.com/embed/decks/2020-12-29-US-Gold-Copper-King-PR

CK20-04cB assay intervals:

www.usgoldcorp.gold/properties/ck-gold-project/2020-drilling/hole-4b-assay-intervals

Comments on hole CK20-04cB results:

●	Shows continuous, attractive gold and copper grades for the length of the hole and verifies historic drill results in the core of the deposit
●	Drilled vertical in known mineralization, parallel to strike and along steep dip in the center of a historically drill defined higher-grade zone that appears open at depth to the northwest (see VRIFY deck)
●	Terminated at planned depth in lower-grade mineralization for priority metallurgical purposes

Image 1: Native copper in core from CK20-04cA

Image 2: Hole CK20-04cA core is similar to the top 100 feet of CK20-04cB (shown)

Geologic observations:

Results from hole CK20-04cB continue to demonstrate the continuity of attractive gold and copper mineralization within this part of the CK Gold Project deposit. The higher-grade material starting at surface to approximately 100 feet depth is characterized by strongly foliated-gneissic granodiorite showing abundant iron oxides, native copper and green secondary copper minerals. This is followed at depth by a thin zone of mixed iron oxides, pyrite, chalcocite and chalcopyrite, and gives way at further depth to primary mineralization dominated by chalcopyrite with some bornite. Previous operators interpreted this highly sheared zone to be silicified but the Company’s work shows much of the silicification to be quartz segregations in gneissic fabric. To date, intensity of shearing seems to visually correlate with sulfide content. See the links above which provide a cross section of hole CK20-04cB and a link to U.S. Gold’s VRIFY deck which shows all holes released to date relative to historical drilling.

QA/QC Procedure

U.S. Gold Corp. employs a rigorous QA/QC protocol on all aspects of sampling and analytical procedure. Drill core is checked, logged, marked for sampling and sawn in half. One-half of each drill core is maintained for future reference and the other half of each drill core is sent to Bureau Veritas an ISO 17025 accredited laboratory in Reno, Nevada to complete all sample preparation and assaying. Samples are analyzed employing fire assaying with atomic absorption finish for gold and four acid ICP-MS analysis for silver and copper. For QA/QC purposes, certified standards, blank samples and sample duplicates are inserted into the sample stream. U.S. Gold Corp. also periodically submits sample pulps to another independent laboratory for check analysis.

COVID-19 Policy

U.S. Gold Corp. recognizes the heightened health risks associated with the current pandemic. At this stage of the CK Gold Project development, focusing largely on the gathering of information from the field, our personnel, contractors and consultants do not need to come into close contact with others apart from work within individual pods such as the drill crew and core logging personnel. Much of our work is conducted outdoors and physically separated. Meetings are conducted from remote locations using available video conferencing software. When it is necessary for individuals to meet or visit facilities, health guidelines are followed to avoid and minimize the risk of spreading the COVID-19 virus. We take the health and safety all those associated with our activities very seriously. If necessary, we will suspend activities and observe quarantine regimens until any health uncertainty passes.

Note on Qualified Person

QP Review: This statement has been reviewed by Kevin Francis, P Geo, SME Registered Member, Principle of Mineral Resource Management LLC who has inspected the data furnished in this announcement and has knowledge of the activities outlined in the CK Gold Project update. Acting within the scope of his expertise, Mr. Francis as a Qualified Person, has reviewed the information provided and finds it to be accurate and reflecting facts.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates available on the US. Gold Corp. website. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the success of the Company’s exploration activities, the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

Cautionary Note to U.S. Investors Concerning Mineral Resources

We may use certain terms on this press release, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101-- Standards of Disclosure for Mineral Projects (“NI 43-101”). We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”). However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Note that a preliminary economic assessment is preliminary in nature, and it includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold